Exhibit 12

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
                                                 Irvine Apartment Communities, L.P.
                                   Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                    (in thousands, except ratios)
               Year Ended December 31,                     1996           1995           1994           1993           1992
-----------------------------------------------------   ---------      ---------      ---------      ---------      ---------
Earnings
Earnings (Loss) Before Extraordinary Item............    $ 41,192       $ 25,056       $ 12,279      $   (387)      $ (1,600)
Add back:
Interest Expense.....................................      29,506         25,894         26,827        50,248         49,154
Amortization of Deferred Financing Costs.............       2,627          8,510         15,942         3,012          1,474
Portion of Rent Expense Deemed to Represent Interest.         115             89             68
                                                          -------       --------       --------       -------       --------
Earnings Available for Fixed Charges.................      73,440         59,549         55,116        52,873         49,028
                                                          -------       --------       --------       -------       --------
Fixed Charges
Interest Expense.....................................      29,506         25,894         26,827        50,248         49,154
Amortization of Deferred Financing Costs.............       2,627          8,510         15,942         3,012          1,474
Capitalized Interest.................................       3,151          6,779          1,261           233            640
Portion of Rent Expense Deemed
 to Represent Interest...............................         115             89             68
                                                          -------       --------       --------       -------       --------
Fixed Charges........................................    $ 35,399       $ 41,272       $ 44,098      $ 53,493       $ 51,268
                                                          -------       --------       --------       -------       --------
Ratio of Earnings to Fixed Charges...................       2.07x          1.44x          1.25x         0.99x          0.96x
Excess of Fixed Charges Over Earnings................                                                   $(620)       $(2,240)

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.
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